Exhibit 10.1:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED MATERIAL IS INDICATED IN THIS DOCUMENT WITH BRACKETED DOUBLE ASTERISKS ([**]) AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

SECOND AMENDMENT TO MOA 1450

PROJECT SNOWDROP EQUIPMENT AMORTIZATION AGREEMENT

BETWEEN A & M PRODUCTS MANUFACTURING COMPANY, 1221 Broadway, Oakland, California 94612, hereinafter “BUYER” and Oil-Dri Corporation of America, 410 N. Michigan Avenue, Chicago, Illinois, 60611, hereinafter “SELLER.”

WHEREAS, Seller will be purchasing certain machinery and equipment (“Equipment” unless specified otherwise) on behalf of the Buyer as described in Section A below in order to implement Project Snow Drop for Buyer’s Fresh Step coarse product; and

WHEREAS, Seller is producing Products, as that term is defined in the Memorandum of Agreement No. 1450 between Buyer and Seller dated March 12, 2001 and as amended by the First Amendment to Memorandum of Agreement No. 1450 dated December 13, 2002 (as so amended, the “MOA Agreement”), for the Buyer at Seller’s plant in Ochlocknee, Georgia (the “Plant”) pursuant to the MOA Agreement, and whereas, it is in the parties’ mutual best interests to utilize the Equipment in the production of said Product for the Buyer; the parties hereby agree as follows:

General Description of the Equipment. The List of Equipment associated with this agreement are listed in the attached Equipment List (hereinafter “Attachment I”). The List of Equipment is comprised of two types of equipment hereby referred to as “Class A” and “Class B.” Class A equipment consist of equipment either 1) needed for the project and replacing or upgrading the Seller’s existing plant capability or 2) needed for the project and part of the Seller’s plant infrastructure, or 3) Seller’s previously owned equipment. Class B is equipment needed specifically for the project that does not fit into Class A. Attachment I may be adjusted from time to time by Buyer and Seller during the course of construction and in any event will be finalized no later than the start of commercial production.

A.	Installation and Removal of Equipment.

(1)	Seller will install and procure the Equipment under Buyer’s supervision.

(2)
Buyer may remove any portion or all of the Equipment identified as Class B on Attachment I on demand at its cost; provided, however, that Buyer will take reasonable steps to avoid disruption of Seller’s normal production of the Product and provided that Buyer will repair any damage directly caused by removal of the Equipment. Upon termination for any reason of the MOA Agreement, Buyer will remove all Class B Equipment from the Plant at Buyer’s expense within thirty (30) days of the date of termination. Any Equipment remaining at the Plant after the expiration of said period will be deemed abandoned by Buyer (hereinafter “Abandonment”) unless an agreement to the contrary is reached between the parties.

(3)
In the event of Abandonment of any portion or all of the Equipment, Seller, at its sole option, may remove the abandoned Equipment at Seller’s sole expense and dispose of the abandoned Equipment in any way Seller sees fit, or retain the abandoned Equipment. If Seller retains the abandoned Equipment, Seller will have free and unencumbered title to the abandoned Equipment. Buyer will not be liable for any damage caused by Seller’s removal of the abandoned Equipment.

B.
No Liens. Seller represents and warrants that it is the sole beneficial owner of the Plant and will retain the Class B Equipment there at all times. Seller also represents and warrants that it will keep the Class B Equipment free of any liens and/or encumbrances arising out of any work performed, materials furnished, or obligations incurred by Seller and will remove any such liens within thirty (30) days after they are filed.

C.
Maintenance of Equipment. Buyer and Seller will agree to the attached maintenance schedule and obligations (“Attachment II”) no later than the start up production on the Equipment. Attachment II may be amended by agreement between Buyer and Sell from time to time in writing. Notwithstanding the commitments in the schedule, Seller will perform all maintenance and repairs on all Equipment. With respect to Class B Equipment, Buyer shall be responsible for all costs. Seller shall invoice Buyer monthly for such costs. For any major repairs (over $[**]), Seller shall make reasonable efforts to obtain Buyer’s written prior approval for such expenses, provided that obtaining such approval will not impact Seller’s operations. Buyer will not be responsible for major repairs caused by Seller’s negligence or misuse, including Seller’s failure to perform routine maintenance, which shall remain the liability of Seller. Seller will maintain records of routine maintenance for the Equipment. With respect to Class A Equipment, Seller shall assume all costs of repair and maintenance.

D.
Insurance. Seller will, at its cost, maintain fire, lightning, tornado and extended coverage insurance with limits of at least [**] ($[**]) on the Equipment while at the Plant. Such insurance will provide protection from, among other things, fire and the usual perils covered by all risk insurance coverage, including sprinkler leakage. The insurance will name Buyer as an additional insured.

E.	Use of Equipment. With respect to Class B Equipment and except where Buyer will have otherwise agreed in writing, Seller will not:

(1)	Remove the Equipment from the Plant;

(2)	Lease, assign, mortgage, encumber or otherwise dispose of the Equipment;

(3)	Remove, alter or deface the Equipment number or inscription or permit the same;

(4)	Add to, subtract from, change or alter any mechanism on the Equipment or permit the same, except

a.	Add safety or environmental compliance devices if removable without injury to the Equipment and which do not interfere with the operation of its mechanism; or

b.	Replace or repair parts and perform maintenance as required by this Equipment Amortization Agreement.

c.	As required by a governmental body or regulatory action.

(5)	Use the Equipment to produce anything for any third party or for Seller’s own use, except for production of Product for Buyer.

With respect to Class A Equipment, Seller will not have any of the restrictions above, however, Seller shall be responsible for maintaining the equipment (or replacement equipment) in such a way as to not impact Seller’s production of Buyer’s Product requirements.

F.
Inspection. Upon reasonable notice, Buyer’s authorized representatives and employees will be permitted access to Seller’s plants and facilities during reasonable business hours during the Term to inspect the Equipment and to take a physical inventory of such Equipment. Seller’s records relating to routine maintenance for the Equipment will be available to Buyer for inspection upon request.

G.	Title.

(1)
Title to the Equipment will remain with Seller. All tools, special dies, molds, patterns, jigs, specifications, drawings, instructions and other property furnished to Seller by Buyer, or specifically paid for by Buyer, for use with the Equipment to make the Product, will be and remain the property of Buyer, will be subject to removal at any time, upon Buyer’s demand and will be used only in filling orders from Buyer or its nominee. Seller assumes all liability for loss or damage of such property.

(2)
With respect to any Equipment, any modifications that Seller, including its officers or employees, conceive, make or develop and implement and/or execute in the course of this Equipment Amortization Agreement relating to the Equipment which might impact the production of Buyer’s Product will be the sole and exclusive property of Seller, and Seller will promptly disclose all such modifications to Buyer.

(3)
At Buyer’s request, title and ownership of some or all Class B Equipment, including any modifications as addressed in Section H (2), will be transferred to Buyer for a payment of $100, provided that such equipment is no longer needed for production of Buyer’s product requirements. Should title pass from Seller to Buyer, Buyer will remove such equipment from Seller’s facilities in accordance with Section A (2) above.

H.
Indemnity. While the Equipment is located at Seller’s Plant, Seller will indemnify, defend, and hold harmless the Buyer, and any corporation controlling, controlled by or under common control with Buyer, of, from and against any loss, damages, claims, liabilities, costs and expenses, including without limitation attorneys’ fees (collectively, “Claims”), arising out of or resulting from use of the Equipment or from any act or omission by Seller, its agents or subcontractors, attributable to bodily injury to, or death of, any person or damage to or destruction of any property, whether belonging to Buyer or to another, excepting only damages to the extent caused solely (except where prohibited by local law) by Buyer’s negligence. This section will survive the termination of the MOA Agreement and/or this Equipment Amortization Agreement

I.
Entire Agreement, Modifications. This Equipment Amortization Agreement supplements and amends the MOA Agreement, which remains in full force and effect; and except as supplemented and amended by the express written terms of this Equipment Amortization Agreement, the MOA Agreement remains unchanged. This Equipment Amortization Agreement (together with the MOA Agreement) constitutes the entire understanding between the parties as to the Equipment. This Equipment Amortization Agreement may be modified only by an agreement in writing.

J.
Taxes. With respect to Class B Equipment, Buyer will reimburse Seller for all sales, use and similar taxes that may be assessed against the Equipment while located at the Plant, except for taxes based on Seller’s net income and real property taxes. Seller agrees to file all appropriate property taxes.

K.	Amortization.

(1)
Buyer will reimburse Seller for the purchase cost of the Equipment in 36 monthly payments. The estimated cost of the Equipment is $[**]; however, Buyer and Seller will agree on the actual cost of the Equipment no later than 120 days after the start of commercial production.

(2)
Buyer’s payments to Seller will include a [**]% Equipment Purchase and Handling Charge, and a [**]% Financing Charge. Seller agrees to rebate the Finance Charges to Buyer based upon an annual reconciliation of the tonnage volume increase versus Calendar Year 2007 Fresh Step Regular volume. Attachment III details an example of the Amortization of Capital, Purchase and Handling, Financing and Rebate calculation. Buyer’s obligation to pay Seller Equipment Purchase and Handling Charge and Financing will terminate after the final Equipment payment is made for month 36.

(3)
Seller will begin billing Buyer for the Capital, Purchase and Handling Charge and Financing Charge monthly commencing at month end following the start of commercial production. The charges will be based on the estimated equipment cost as listed above. Upon agreement of the actual equipment cost, Seller will correct the Buyers charges at the following month end.

(4)
The Seller will rebate Buyer a maximum of 100% of the Financing Charges for the prior twelve (12) month period provided that Buyer’s volume increases by [**] percent ([**]%) or more over the base volume. The Seller will rebate Buyer on a pro rata basis for volume increases of less than twelve percent over the base volume for the prior twelve (12) month period. Buyer and Seller agree that the base volume, for which increases will be measured, will be based on shipments from Seller’s Ochlocknee, GA facility and will be agreed upon no later than January 31, 2008.

(5)
Seller will present the volume rebate calculation to Buyer no later than 30 days following the twelfth (12), twenty-forth (24) and thirty-sixth (36) full month of commercial production and will issue a check for any rebate due to Buyer no later than 60 days after the twelfth (12), twenty-forth (24) and thirty-sixth (36) full month of commercial production. Seller’s obligation to pay volume rebate will terminate after the final rebate calculation is made and any applicable check issued after month 36.

(6)	In the event that the MOA Agreement is terminated, Buyer will pay Seller the remaining unamortized equipment cost amount within in 90 days of the termination effective date.

IN WITNESS WHEREOF, Buyer and Seller have executed this Equipment Amortization Agreement as of the date first written above.

BUYER:	SELLER:
A & M PRODUCTS MANUFACTURING COMPANY,	Oil-Dri Corporation of America,
a Delaware corporation	a Delaware corporation

By: /s/ David Matthews	By: /s/ Jeffrey M. Libert
Name: David Matthews Title: Director Contract manufacturing	Name: Jeffrey M. Libert Title: VP, Finance

Attachment I - Equipment List
Attachment II - Equipment Maintenance Schedule
Attachment III - Capital Amortization, Purchase and Handling Charge and Volume Rebate Example

Attachment I - Second Amendment to MOA 1450
Equipment List

Class A

1.	Utility Modifications

A.	Plant Water - any piping modifications or connections made to the plant water supply. This includes the proposed water storage tank.

B.	Plant Compressed Air - any piping or modifications made to the plant compressed air system.

C.	Plant Electrical Power - any power or circuit breaker panels which are connected to the plant power system

D.	Waste disposal - any piping, valves or pumps which empty into the waste water holding tank.

2.	The [**].

3.	Relocation or modifications [**].

4.	The replacement [**].

5.	Building modifications.

Class B

[**]

Attachment II - Second Amendment to MOA 1450
Equipment Maintenance Agreement

To be agreed upon no later than the start of commercial production per Section C of this agreement

Attachment III - Second Amendment to MOA 1450

Capital Amortization, Purchase and Handling Charge and Volume Rebate Example Only

Capital Cost	$[**]	Estimated Base (Actual volume TBD)		[**]
Admin Fee Percent	[**]%	Estimated Guaranteed Volume		[**]
Assumed
Cost of Capital	[**]%		Volumes	Incremental	Guaranteed	% Achieved
		Year 1	[**]	[**]	[**]	[**]%
		Year 2	[**]	[**]	[**]	[**]%
		Year 3	[**]	[**]	[**]	[**]%

Volume Rebate of Interest
Clx Pays OD-
	Capital			Capital	Cumulative		Capital, Admin	OD Pays
Month	Balance	Admin Fee	Interest	Reimb	Interest	Year	& Interest	Clorox
0	$[**]
1	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
2	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
3	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
4	$[**]	$[**]	$[**]	$[**]	$[**]	O	$[**]
5	$[**]	$[**]	$[**]	$[**]	$[**]	n	$[**]
6	$[**]	$[**]	$[**]	$[**]	$[**]	e	$[**]
7	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
8	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
9	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
10	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
11	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
12	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]	$[**]
13	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
14	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
15	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
16	$[**]	$[**]	$[**]	$[**]	$[**]	T	$[**]
17	$[**]	$[**]	$[**]	$[**]	$[**]	w	$[**]
18	$[**]	$[**]	$[**]	$[**]	$[**]	o	$[**]
19	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
20	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
21	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
22	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
23	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
24	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]	$[**]
25	$[**]	$[**]	$[**]	$[**]	$[**]	T	$[**]
26	$[**]	$[**]	$[**]	$[**]	$[**]	h	$[**]
27	$[**]	$[**]	$[**]	$[**]	$[**]	r	$[**]
28	$[**]	$[**]	$[**]	$[**]	$[**]	e	$[**]
29	$[**]	$[**]	$[**]	$[**]	$[**]	e	$[**]
30	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
31	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
32	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
33	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
34	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
35	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]
36	$[**]	$[**]	$[**]	$[**]	$[**]		$[**]	$[**]
		$[**]	$[**]	$[**]			$[**]	$[**]